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Exhibit 10.40

LICENSE AGREEMENT

        This Agreement is made effective as of the close of business on November 20, 1998 ("Effective Date"), by and among Medtronic InStent, Inc. ("InStent"), a Delaware corporation, and Medtronic, Inc. ("Medtronic"), a Minnesota corporation.

RECITALS:

        A.    Medtronic has rights in certain patents and patent applications related to the use of nitinol in coil stents.

        B.    Medtronic desires to grant, and InStent desires to obtain, a non-exclusive license to the "Subject Technology" (as defined below) in the Peripheral Vascular Field of Use and the Non-Vascular Field of Use (as defined below) in accordance with all of the terms of this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Definitions

        As used herein, the following definitions and terms shall have the designated meanings:

        1.1   "Action" shall mean any claim, action, suit or proceeding, whether civil or criminal, or in law or equity and including any arbitration.

        1.2   "Affiliate" of any entity shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning 50 percent or more of the total voting power of the entity.

        1.3   "Confidential Information" shall mean all information provided to a party (the "receiving party") by a party (the "disclosing party") or its employees, agents or consultants, excluding any information which:

          (a)   is or becomes publicly available through no fault of the receiving party; or

          (b)   can be reasonably demonstrated to have been known to the receiving party and its Affiliates independently of any disclosure of "Confidential Information" by the disclosing party or its employees, agents or consultants; or

          (c)   after the Effective Date is disclosed to the receiving party by a third party who, to the best of the receiving party's knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

          (d)   has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

        All "Confidential Information" disclosed to the receiving party under this Agreement shall ultimately be in writing and bear a legend "Proprietary", "Confidential" or words of similar importance. Accordingly, all "Confidential Information" disclosed in any manner other than writing shall be preceded by an oral statement indicating that the information is proprietary or Confidential and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as "Confidential Information" designated as above within 30 days.

        1.4   "Expiration" or "Expired" shall mean with respect to a particular patent, the Patent's expiration, abandonment, cancellation, disclaimer, award to another party other than Medtronic or an Affiliate of Medtronic in an interference proceeding, or declaration of invalidity or unenforceability of all claims thereof by a court or other authority of competent jurisdiction (including a re-examination or reissue proceeding) from which no further appeal has or can be taken. References to an "Unexpired" patent shall mean a patent that has not Expired.

        1.5   "Fiscal Year" shall means the calendar year ending December 31.

        1.6   "Law" shall mean any law, regulation, rule, ordinance or governmental regulation or guideline or any judicial, administrative or arbitration, order or award, judgment, writ, injunction or decree which is applicable to a person or by which a person is bound.

        1.7   "Licensed Products" any reference in this Agreement to "Licensed Products" generally shall mean Non-Vascular Licensed Products and Peripheral Vascular Licensed Products.

        1.8   "Net Sales" of Licensed Products for a particular period shall mean the amounts that InStent or any Affiliate of InStent invoices third parties (eliminating transactions between Affiliates) for sales of Licensed Products during such period, excluding sales, use or excise tax, freight duty or insurance included therein, and credits or repayments due to rejection, defect or return. If InStent or any Affiliate of InStent sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Licensed Products, then "Net Sales of Licensed Products" with respect to such sales of packaged products shall equal the total sales price of the packaged combination multiplied by the ratio of the individual retail list price of the Licensed Products contained in the packaged combination to the sum of all individual retail list prices of every item in the packaged combination (if all such items were sold separately). If all such items are not sold separately, any item not sold separately shall have a price attributed to it for purposes of this definition consistent with pricing of similar products or their functional equivalents. Without limitation of the foregoing, Net Sales shall include all transfers of Licensed Products that InStent or any Affiliate of InStent records as a sale pursuant to generally accepted accounting principles consistently applied. Net Sales which are denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars on a monthly basis at the average of the applicable daily exchange rates listed in the Wall Street Journal for the calendar month in which such Net Sales occurred, or on such other basis to which the parties may hereafter mutually agree.

        1.9   "Non-Vascular Field of Use" shall mean esophageal, biliary, colon, rectal, prostate and urethral applications.

        1.10 "Non-Vascular Licensed Products" shall mean the current line of InStent's coil stents that incorporate Nitinol alloys, designated under the trademarks EsophaCoil, EndoCoil, CoRectCoil, UroCoil and ProstaCoil, which are covered by a claim of any Unexpired patent included within the Subject Technology, and any improvements thereto.

        1.11 "Peripheral Vascular Field of Use" shall mean peripheral vascular applications. Peripheral Vascular Field of Use shall specifically exclude coronary vascular applications, aortic vascular applications, carotid applications, and neurovascular applications.

        1.12 "Peripheral Vascular Licensed Products" shall mean the current line of InStent's coil stents that incorporate Nitinol alloys, designated under the trademarks VascuCoil which are covered by a claim of any Unexpired patent included within the Subject Technology and any improvements thereto.

        1.13 "Product Liability Claims" shall mean claims for personal injury or death based on alleged breach of product warranty, strict liability in tort, or negligent product design or manufacture.

        1.14 "Quarter" means each three-month period ending March 31, June 30, September 30, and December 31.

        1.15 "Subject Technology" shall mean (i) the issued patents, and patents arising out of the patent applications, listed on Exhibit A hereto, together with all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof.

ARTICLE 2
License; Term and Termination

        2.1    License Grant.    Subject to the terms and provisions hereof, Medtronic hereby grants to InStent a worldwide, royalty-bearing, non-exclusive, non-sublicensable, and non-transferable license under the Subject Technology to make, have made, use and sell: (i) Non-Vascular Licensed Products in the Non-Vascular Field of Use and, (ii) Peripheral Vascular Licensed Products in the Peripheral Vascular Field of Use.

        2.2    Restriction on OEM Sales.    The license granted pursuant to this Agreement shall not be used in such a way as to manufacture Licensed Products on an original equipment manufacturer basis ("OEM basis") for any person or entity. The term "OEM basis" includes, without limitation, the manufacture and sale of a Licensed Product to any person or entity for (i) incorporation into or sale with or as such other person's or entity's product, or (ii) the resale of such Licensed Product by such person or entity under trademarks other than those owned by InStent. It is the intent of the parties that the license granted herein be used for the sole and exclusive benefit of InStent and its Affiliates and that all licensing of third parties shall be the sole right of Medtronic in its sole and absolute discretion.

        2.3    Term of License.    Unless otherwise terminated under provisions of this Article 2, this Agreement and the license granted under Section 2.1 shall continue until such time as all of the patents (including patents arising out of the patent applications listed on Exhibit A) included within the Subject Technology (and all extensions thereof) have Expired.

        2.4    Termination.    If InStent breaches any of the material terms, conditions, or agreements of this Agreement (including, without limitation, Section 4.1 or the scope of Section 2.1), then Medtronic may terminate this Agreement, at Medtronic's option and without prejudice to any of its other legal and equitable rights and remedies, by giving InStent 60 days' notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if InStent cures the specified breach within such 60-day period.

        2.5    Delivery and Return of Confidential Information.    Upon termination of this Agreement or the licenses granted hereunder as provided herein, InStent shall within 30 days after such termination return to Medtronic all Confidential Information of Medtronic.

        2.6    No Sublicense. Transfer or Change of Control.

        (a)   InStent shall not have any right to sublicense its rights under this Agreement.

        (b)   InStent; or any successor or other permitted transferee of InStent's rights hereunder (referred to collectively to this Section 2.6 as "InStent"), may not assign or transfer in any manner (whether by merger or consolidation of any type, operation of Law, purchase or otherwise) any of its rights or obligations under this Agreement, except that all of InStent's rights and obligations under this Agreement may be assigned in connection with a Change of Control of InStent that does not result in InStent becoming part of, or an Affiliate of a "Medtronic Competitor" as defined in Exhibit B. A "Change of Control" of InStent that results in InStent becoming part of, or an Affiliate of, any Medtronic Competitor shall be deemed to be a prohibited assignment and shall result in immediate termination of this Agreement. For purposes of this section, a "Change of Control" of InStent means any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of InStent representing 50% or more of the combined voting power (with respect to the election of directors) of InStent's then outstanding securities; (ii) the consummation of a merger, combination or consolidation of InStent with or into any other corporation, other than a merger, combination or consolidation which would result in the voting securities of InStent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of InStent or of such surviving entity outstanding immediately after such merger, combination or consolidation; or (iii) the consummation of a plan of complete liquidation of InStent or of an agreement for the sale or disposition by InStent of all or substantiality all of InStent's business or assets. The parties acknowledge that the intent of this section is to prevent any of the rights granted to InStent under this Agreement from inuring to the benefit of any Medtronic Competitor without the express written consent of Medtronic, which consent may be withhold or granted in Medtronic's sole and absolute discretion.

        2.7    Inventions.    The parties recognize that (a) InStent may (solely or jointly with persons other than Medtronic employees or consultants), and without using any Confidential Information of Medtronic, create inventions relating to the subject matter of the Subject Technology disclosed or licensed to InStent under this Agreement, and shall be the owner thereof, and (b) Medtronic may (solely or jointly with persons other than InStent employees or consultants), and without using any Confidential Information of InStent, create inventions relating to the subject matter of the Subject Technology, and shall be the owner thereof.

ARTICLES 3
Royalties and Reports

        3.1.    License Fee.    For each Fiscal Year, InStent shall pay to Medtronic a royalty (the "Royalty" or "Royalties") equal to: (i) ten percent (10%) of Net Sales of Non-Vascular Licensed Products in such year and (ii) twelve percent (12%) of Net Sales of Peripheral Vascular Licensed Products in such year.

        3.2    Reports and Payments.    Within 45 days after the end of each Quarter, InStent shall provide Medtronic with a written report indicating (i) the amount of Net Sales of Non-Vascular Licensed Products and Peripheral Vascular Licensed Products in the Non-Vascular Field of Use and the Peripheral Vascular Field of Use during such Quarter, and (ii) the amount of the Royalties due for such Quarter. Simultaneously with making such report, InStent shall pay to Medtronic the amount of royalties then due.

        3.3    Records.    InStent agrees to keep accurate written records sufficient in detail to enable Medtronic to verify the information contained in the reports described in Section 3.2. Such records for a particular Quarter shall be retained by InStent for a period of not less than four years after the end of such Quarter.

        3.4    Audit of Records.    Upon reasonable notice and during regular business hours, InStent shall from time to time (but no more frequently than once annually) make available the records referred to in Section 3.3 for audit by an independent nationally recognized accounting firm selected by Medtronic to verify the accuracy of the reports provided to Medtronic. Such representatives shall execute a confidentiality agreement reasonably acceptable to InStent prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the accuracy and completeness of the reports described in Section 3.2 and the records related thereto, and shall not disclose InStent's confidential business information to Medtronic without the prior written consent of InStent. Such audits shall be at Medtronic's cost and expense; provided that if any such audit reveals underpayment of Royalties by five percent (5%) or more for any Quarter, then InStent shall reimburse Medtronic for the fees and expenses of Medtronic's independent auditors incurred by Medtronic in connection with such audit.

ARTICLE 4
Additional Obligations

        4.1    Restrictions of Use.    All Licensed Products manufactured or sold by InStent or its Affiliates under this Agreement shall be packaged, labeled, advertised, marketed and otherwise identified and promoted in such manner as shall indicate, and InStent and its Affiliates in general shall use all reasonable efforts to ensure, that all Non-Vascular Licensed Products shall not be used in any applications outside of the Non-Vascular Field of Use and that all Peripheral Vascular Licensed Products shall not be used in any applications outside of the Peripheral Vascular Field of Use.

        4.2    Limitations on License.    InStent acknowledges and agrees that the rights granted to InStent under the Subject Technology expressly excludes any license or other rights pertaining to breast localization devices, devices for soft-tissue attachments to bone, devices for anchoring bone to bone, and devices for anchoring artificial devices to bone.

        4.3    Confidentiality.    The parties acknowledge that the patent applications listed on Exhibit A hereto and the inventions claimed therein constitute "Confidential Information" of Medtronic. InStent agrees not to disclose or use any Medtronic Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder. InStent shall not disclose Medtronic Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such Medtronic Confidential Information in strict confidence, and not to use such information other than, in accordance with the terms of this Agreement. InStent agrees to hold the Medtronic Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as InStent employs with respect to InStent's information of like importance.

ARTICLE 5
Intellectual Property

        5.1    No Representation or Warranty.    MEDTRONIC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT TECHNOLOGY OR ANY LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY, PATENT VALIDITY, NON-INFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

        5.2    Control of Subject Technology.    Medtronic shall have the Sole and exclusive right, in Medtronic's absolute discretion, to exercise complete control over the Subject Technology, including, but not limited to, the right to (i) prosecute any alleged infringement, misappropriation or misuse of the Subject Technology, and (ii) apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents included within the Subject Technology or patent applications listed on Exhibit A hereto.

        5.3    Indemnification.

        (a)   InStent shall indemnify, defend and hold harmless Medtronic, its Affiliates and Medtronic's and its Affiliates' respective officers, directors, shareholders, employees end agents (collectively, all such indemnitees are referred to in this Section 5.3(a) as "Medtronic Indemnitees") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the Medtronic Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively referred to as "Medtronic Damages") arising out of or based upon (i) any Product Liability Claims resulting from InStent's development, manufacture, use, or sale of any Licensed Product, or (ii) any breach of this Agreement by InStent.

        (b)   Medtronic shall indemnify and hold harmless. InStent, its Affiliates and InStent's and its Affiliates "respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.3(b) as "InStent Indemnitees") against and in respect of any and all demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, Actions, settlements, judgments, costs and expenses which the InStent Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indernification therefor) (collectively referred to as "InStent Damages") arising out of or based upon any breach of this Agreement by Medtronic.

        5.4    Instent Regulatory Interaction Rights.    Notwithstanding Section 5.2 above, interaction with the regulatory agencies in any country, including, without limitation the FDA, concerning Licensed Products of InStent or its Affiliates in the Non-Vascular Field of Use and the Peripheral Vascular Field of Use shall be exclusively conducted by InStent and InStent shall be the official company sponsor. Subject to Section 5.3(a) hereof, InStent shall have complete authority to act as InStent, in its sole discretion, deems appropriate with respect to any such regulatory matter.

        5.5    InStent Marketing Rights.    Subject to Sections 4.1 and 5.3(a) hereof, nothing herein shall prevent or limit InStent from setting its own prices for Licensed Products or determining InStent's marketing policies and practices in its sole discretion. InStent shall have no obligation to develop or market Licensed Products, and shall have the unqualified right at any time to cease any and all development and marketing efforts. Nothing in this Agreement shall be construed to impose any liability on InStent for failure to develop, make, use or sell any Licensed Products or to seek or procure regulatory approvals or notifications (except pursuant to Section 5.3(a)(i)) for any Licensed Products).

ARTICLE 6
Representations & Warranties

        6.1    Organization.    Each party represents and warrants to the other party that such party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        6.2    Authorization of Transaction.    Each party represents and warrants to the other party that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All necessary corporate proceedings (including any necessary approval by the board of directors) have been taken by such party to duly authorize the execution, delivery, and performance of this Agreement by such party. This Agreement constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

ARTICLE 7
Miscellaneous

        7.1    Assignment.    Except as set forth in Section 2.6, InStent may not assign or transfer in any manner (whether by merger or consolidation of any type, operation of Law, purchase or otherwise) any of its rights or obligations under this Agreement. Any prohibited assignment or transfer shall be null and void. Medtronic may assign or Otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, consolidation, operation of Law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.

        7.2    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

        7.3    Survival.    All of the covenants, warranties and indemnifications made in this Agreement are intended, or by their terms and provisions required, to be observed and performed by the parties after the execution and delivery, and the termination hereof and shall survive such execution, delivery and termination and continue thereafter in full force and effect.

        7.4    Waiver, Discharge, Etc.    This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duty authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        7.5    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

        7.6    Titles and Headings: Construction.    The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

        7.7    Benefit.    Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        7.8    Notices.    All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

  if to InStent, to:

    Medtronic InStent, Inc.
    6271 Bury Drive
    Eden Prairie, Minnesota 55346
    Attention: Chief Executive Officer
    Telecopy number: (612) 937-0312

  and if to Medtronic, to:

    Medtronic, Inc.
    Corporate Center
    7000 Central Avenue N.E.
    Minneapolis, Minnesota 55432

  with separate copies thereof addressed to:

Attention:	General Counsel Telecopy number: (612) 572-5459
Attention:	Vice President and Chief Development Officer Telecopy number: (612) 572-5404

InStent or Medtronic may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

        7.9    Severability.    If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

        7.10    Marking.    If requested by Medtronic, InStent shall cause all Licensed Products manufactured or sold under this license in the United States by it or its Affiliates with a notice to the effect that such product is licensed under the U.S. patents designated by Medtronic.

        IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

MEDTRONIC INSTENT, INC.
By:	Robert L. Ryan
Its:	Chief Operating Officer
MEDTRONIC, INC.
By:	/s/[ILLEGIBLE]
Its:	Vice President and Chief Development Officer

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  Exhibit 10.40
LICENSE AGREEMENT